INITIAL SERIES B MUNIFUND PREFERRED SHARES (MFP) PURCHASE AGREEMENT
dated as of
December 30, 2019
between
NUVEEN MUNICIPAL CREDIT OPPORTUNITIES FUND,
as Issuer
and
BANC OF AMERICA PREFERRED FUNDING CORPORATION
as Purchaser

(NMCO Series B MFP – VARIABLE RATE MODE)

INITIAL SERIES B MUNIFUND PREFERRED SHARES (MFP) PURCHASE AGREEMENT dated as of December 30, 2019, between NUVEEN MUNICIPAL CREDIT OPPORTUNITIES FUND, a closed-end fund organized as a Massachusetts business trust, as issuer (the “Fund”), and BANC OF AMERICA PREFERRED FUNDING CORPORATION, a Delaware corporation, including its successors by merger or operation of law (and not merely by assignment of all or part of this Agreement (as defined below) or transfer of the MFP Shares (as hereinafter defined)) (“Banc of America” or the “Purchaser”).
WHEREAS, the Fund has authorized the issuance pursuant to the Statement (as defined below), as modified by the Variable Rate Mode Supplement (as defined below), to the Purchaser of its Series B MuniFund Preferred Shares, as set forth on Schedule 1 hereto, which are subject to this Agreement (the “MFP Shares”);
WHEREAS, as an inducement to the Purchaser to acquire the MFP Shares from the Fund, the Fund desires to enter into this Agreement to set forth certain representations, warranties, covenants and agreements regarding the Fund and the MFP Shares; and
WHEREAS, as an inducement to the Fund to issue and sell the MFP Shares to the Purchaser, the Purchaser desires to enter into this Agreement to set forth certain representations, warranties, covenants and agreements regarding the Purchaser and the MFP Shares.
NOW, THEREFORE, in consideration of the respective agreements contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
The following terms, as used herein, have the following meanings:
“Additional Amount Payment” has the meaning set forth in the Variable Rate Mode Supplement.
“Agreement” means this Initial Series B MuniFund Preferred Shares (MFP) Purchase Agreement, dated as of December 30, 2019, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Applicable Spread” has the meaning set forth in the Variable Rate Mode Supplement.
“ARAC Ratio” has the meaning set forth in Exhibit F to this Agreement.
“Asset Coverage” has the meaning set forth in the Statement.
“Banc of America” has the meaning set forth in the preamble to this Agreement.
“Banks” has the meaning set forth in Section 2.1(b).
“Beneficial Owner” has the meaning set forth in the Statement.
“Board of Trustees” has the meaning set forth in the Statement.
“Business Day” has the meaning set forth in the Statement.
“Closed-End Funds” has the meaning set forth in Section 2.1(b).
“Code” has the meaning set forth in the Statement.
“Common Shares” has the meaning set forth in the Statement.
“Custodian” has the meaning set forth in the Statement.
“Date of Original Issue” has the meaning set forth in the Statement.
“Declaration” has the meaning set forth in the Statement.
“Derivative Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, repurchase transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.
“Dividend Payment Date” has the meaning set forth in the Variable Rate Mode Supplement.
“Dividend Rate” has the meaning set forth in the Variable Rate Mode Supplement.
“Dividend Reset Period” has the meaning set forth in the Variable Rate Mode Supplement.
“Due Diligence Request” means the due diligence request letter from Chapman and Cutler LLP dated December 2, 2019.
“Effective Date” means December 30, 2019 subject to the satisfaction or waiver of the conditions specified in Article III.
“Effective Leverage Ratio” has the meaning set forth in the Variable Rate Mode Supplement.
“Eligible Assets” means the instruments in which the Fund may invest as described in Exhibit B to this Agreement, which may be amended from time to time with the prior written consent of the Purchaser.
“Fee Rate” means initially 0.25% per annum, which shall be subject to increase by 0.25% per annum for each Week in respect of which any Reporting Failure has occurred and is continuing.
“Force Majeure Exception” means, for purposes of Section 2.4, any failure or delay in the performance of the Fund’s reporting obligations under Sections 6.1(o) or 6.1(p) arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; acts of civil or military authority and governmental action.  The Fund shall use commercially reasonable efforts to commence performance of its obligations during any of the foregoing circumstances.
“Fund” has the meaning set forth in the preamble to this Agreement.
“Holder” has the meaning set forth in the Statement.
The word “including” means “including without limitation.”
“Indemnified Persons” means the Purchaser and its affiliates and directors, officers, partners, employees, agents, representatives and control persons entitled to indemnification by the Fund under Section 7.3.
“Information” has the meaning set forth in Section 7.13.
“Initial Mode” has the meaning set forth in the Variable Rate Mode Supplement.
“Investment Adviser” means Nuveen Fund Advisors, LLC, or any successor company or entity.
“Liquidation Preference” means, with respect to a given number of MFP Shares, $100,000 times that number.
“Majority Participants” means the Holder(s) of more than 50% of the Outstanding MFP Shares.
“Managed Assets” means the total assets of the Fund, minus the sum of its accrued liabilities (other than Fund liabilities for the express purpose of creating leverage).  Total assets for this purpose shall include assets attributable to the Fund’s use of leverage (whether or not those assets are reflected in the Fund’s financial statements for purposes of generally accepted accounting principles), and derivatives will be valued at their market value.
“Market Value” has the meaning set forth in the Statement.
“Memorandum” means the offering memorandum in respect of the Fund’s initial offering of MFP Shares, dated December 20, 2019, as amended, revised or supplemented from time to time.
“Minimum ARAC” has the meaning set forth in Exhibit F to this Agreement.
“Minimum ARAC Calculation Date” has the meaning set forth in Section 6.13(c).
“Minimum ARAC Compliance Date” means each of (i) the 15th calendar day of each month (or, if such day is not a Business Day, the next succeeding Business Day) and (ii) the last Business Day of each month.
“Minimum ARAC Cure Date” means, with respect to the failure by the Fund to maintain the Minimum ARAC as of the close of business on the relevant Minimum ARAC Compliance Date, the date that is thirty (30) calendar days following the relevant Minimum ARAC Compliance Date.
“Minimum ARAC Cure Period” means the period from but excluding the Minimum ARAC Compliance Date to and including the Minimum ARAC Cure Date.
“Minimum VRM Asset Coverage” means Asset Coverage of at least 210%.
“Mode” has the meaning set forth in the Statement.
“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors.
“Municipal Securities” means municipal securities as described under “The Fund’s Investments—Municipal Securities” in the Memorandum.
“MFP Shares” has the meaning set forth in the recitals to this Agreement.
“1940 Act” means the U.S. Investment Company Act of 1940, as amended.
“NRSRO” has the meaning set forth in the Statement.
“Nuveen Persons” means the Investment Adviser or any affiliated person of the Investment Adviser (as defined in Section 2(a)(3) of the 1940 Act) (other than the Fund, in the case of a redemption or purchase of MFP Shares which are to be cancelled within ten (10) days of purchase by the Fund).
The word “or” is used in its inclusive sense.
“Outstanding” has the meaning set forth in the Statement.
“Person” has the meaning set forth in the Statement.
“Placement Agent” means Nuveen Securities, LLC.
“Placement Agreement” means the placement agreement, dated as of December 20, 2019, among the Fund, the Investment Adviser and Nuveen Securities, LLC with respect to the offering and sale of MFP Shares.
“Preferred Shares” has the meaning set forth in the Statement.
“Purchase Price” means, in respect of the MFP Shares sold to the Purchaser, U.S. $225,000,000.
“Purchaser” has the meaning set forth in the preamble to this Agreement.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.
“Rating Agency” means, at any time, each of Moody’s (if Moody’s is then rating the MFP Shares) and any other NRSRO, in each case, then providing a rating for the MFP Shares pursuant to the request of the Fund at such time.
“Rating Agency Guidelines” means the guidelines provided by any Rating Agency, as they exist from time to time, applied by such Rating Agency in connection with the Rating Agency’s rating of the MFP Shares.
“Related Documents” means this Agreement, the Declaration, the Statement, the MFP Shares, the Variable Rate Mode Supplement and the by-laws of the Fund, as amended from time to time.
“Reporting Date” has the meaning set forth in Section 6.1(o).
“Reporting Failure” has the meaning set forth in Section 2.4.
“SEC” has the meaning set forth in Section 6.1(a).
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Securities Depository” has the meaning set forth in the Statement.
“Statement” means the Statement Establishing and Fixing the Rights and Preferences of Series B MuniFund Preferred Shares, effective December 30, 2019, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof, including by any Supplement thereto applicable for the period of the Mode established by such Supplement.
“Sub-Adviser” means Nuveen Asset Management, LLC, the Fund’s sub-adviser which is a subsidiary of the Investment Adviser.
“Supplement” means the Variable Rate Mode Supplement or any further supplement to the Statement extending or designating a Mode pursuant to Section 4 of the Statement.
“Tender and Paying Agent” means The Bank of New York Mellon or, with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld), any successor Person, which has entered into an agreement with the Fund to act in such capacity as the Fund’s tender agent, transfer agent, registrar, dividend disbursing agent, paying agent, redemption price disbursing agent and calculation agent in connection with the payment of regularly scheduled dividends with respect to MFP Shares.
“Transition Remarketing” has the meaning set forth in the Variable Rate Mode Supplement.
“Transition Remarketing Agent” has the meaning set forth in the Variable Rate Mode Supplement.
“225% VRM Asset Coverage” means Asset Coverage of at least 225%.
“Variable Rate Mode” means the Initial Mode established for the MFP Shares by the terms and conditions of the Statement as modified by the Variable Rate Mode Supplement.
“Variable Rate Mode Supplement” means the Supplement included as Appendix A to the Statement relating to the Initial Mode, as it may be amended or supplemented from time to time.
“Voting Trust” has the meaning set forth in Section 2.3(b).
“Week” means a period of seven (7) consecutive calendar days.
“written” or “in writing” means any form of written communication, including communication by means of telex, telecopier or electronic mail.
1.1	Incorporation of Certain Definitions by Reference
Each capitalized term used herein and not otherwise defined herein shall have the meaning provided therefor (including by incorporation by reference) in the Statement or the Variable Rate Mode Supplement.
ARTICLE II
PURCHASE AND TRANSFERS, COSTS AND EXPENSES; ADDITIONAL FEES
2.1	Purchase and Transfer of the MFP Shares
(a)
On the Effective Date the Purchaser will acquire 2,250 of the MFP Shares sold on initial issuance in a transaction (which, based upon the representations of the Fund and the Purchaser herein, is exempt from registration under the Securities Act), by payment of the Purchase Price in immediately available funds to the Fund through the account of its agent at the Securities Depository.

(b)
The Purchaser agrees that it may make offers and sales of the MFP Shares in compliance with the Securities Act and applicable state securities laws only to Persons that are both: (A)(i) Persons that it reasonably believes are QIBs that are registered closed-end management investment companies, the common shares of which are traded on a national securities exchange (“Closed-End Funds”), banks or entities that are 100% direct or indirect subsidiaries of banks’ publicly traded parent holding companies (collectively, “Banks”), insurance companies or registered open-end management investment companies, in each case, pursuant to Rule 144A or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act, (ii) tender option bond trusts (or similar investment vehicles) in which all investors are Persons that the Purchaser reasonably believes are QIBs that are Closed-End Funds, Banks, insurance companies or registered open-end management investment companies or (iii) other investors with the prior written consent of the Fund and (B) Persons that are either (i) not a Nuveen Person, or (ii) a Nuveen Person, provided that (x) such Nuveen Person would, after such sale and transfer, own not more than 20% of the Outstanding MFP Shares, or (y) the prior written consent of the Fund and the holder(s) of more than 50% of the Outstanding MFP Shares has been obtained.  Any transfer in violation of the foregoing restrictions shall be void ab initio.  In connection with any transfer of the MFP Shares, other than a transfer to the Purchaser, each transferee (including, in the case of a tender option bond trust (or similar investment vehicle), the depositor or trustee or other fiduciary thereunder acting on behalf of such transferee) will be required to deliver to the Fund a transferee certificate set forth as Exhibit C.

2.2	[Reserved]
2.3	Operating Expenses; Fees
(a)	The Fund shall pay amounts due to be paid by it hereunder (including any incidental expenses but not including redemption or dividend payments on the MFP Shares) as operating expenses.
(b)
On the Effective Date, the Fund shall pay up to $55,000 of the fees and expenses of the Purchaser’s outside counsel in connection with (i) the negotiation and documentation of the transactions contemplated by this Agreement and (ii) the initial organization and set up of a voting trust to be formed with respect to the MFP Shares (the “Voting Trust”).

(c)	With respect to the fees and expenses described in subsection (b) of this Section 2.3, the Fund will pay such fees and expenses within thirty (30) days of receipt of the associated invoice.
2.4	Additional Fee for Failure to Comply with Reporting Requirement
For so long as the Purchaser is a Holder or Beneficial Owner of any Outstanding MFP Shares, if the Fund fails to comply with the reporting requirements set forth in Section 6.1(o) or 6.1(p) (except as a result of a Force Majeure Exception) and such failure is not cured within three (3) Business Days after written notification to the Fund by the Purchaser of such failure (a “Reporting Failure”), the Fund shall pay to the Purchaser on the Dividend Payment Date occurring in the month immediately following a month in which a Reporting Failure occurs or is continuing a fee, calculated in respect of each Week (or portion thereof) during such month in respect of such Reporting Failure and beginning on the date of such Reporting Failure, equal to the product of (a) the Fee Rate, times (b) the aggregate average daily Liquidation Preference of the MFP Shares held by the Purchaser during such Week or portion thereof, times (c) the quotient of the number of days in such Week or portion thereof divided by the number of calendar days in the year in which such Week or portion thereof occurs.  Notwithstanding the foregoing, in no event shall (i) the fee payable pursuant to this Section 2.4 for any Week plus the Applicable Spread on the MFP Shares for such Week exceed an amount (exclusive of any Additional Amount Payment) equal to the product of (x) 6.7% times (y) the aggregate average daily Liquidation Preference of the MFP Shares held by the Purchaser during such Week or portion thereof, times (z) the quotient of the number of days in such Week or portion thereof divided by the number of calendar days in the year in which such Week or portion thereof occurs, (ii) the fee payable pursuant to this Section 2.4 for any Week plus the amount of dividends payable at the Dividend Rate for the MFP Shares for such Week exceed an amount equal to the product of (aa) 15%, times (bb) the aggregate average daily Liquidation Preference of the MFP Shares held by the Purchaser during such Week or portion thereof, times (cc) the quotient of the number of days in such Week or portion thereof divided by the number of calendar days in the year in which such Week or portion thereof occurs, (iii) the Fund be required to calculate or pay a fee in respect of more than one Reporting Failure in any Week or (iv) any payment be made under this Section 2.4 that would cause the Fund to violate the terms of any series of its Outstanding Preferred Shares as a result of the Fund’s failure to have paid any distribution then required to be paid on any series of its outstanding Preferred Shares, provided that the Fund shall pay all accrued and unpaid amounts otherwise payable under this Section 2.4 when such amounts may be paid under the terms of its outstanding Preferred Shares following the cure of any such failure to pay distributions thereunder.
ARTICLE III
CONDITIONS TO EFFECTIVE DATE
It shall be a condition to the purchase and sale of the MFP Shares and the Effective Date that each of the following conditions shall have been satisfied or waived as of such date, and upon such satisfaction or waiver, this Agreement shall be effective:
(a)	this Agreement shall have been duly executed and delivered by the parties hereto;
(b)	the MFP Shares shall have a long-term issue credit rating of Aa3 from Moody’s on the Effective Date;
(c)
receipt by the Purchaser of executed originals, or copies certified by a duly authorized officer of the Fund to be in full force and effect and not otherwise amended, of all Related Documents, as in effect on the Effective Date, and an incumbency certificate with respect to the authorized signatories thereto;

(d)	receipt by the Purchaser of opinions of counsel for the Fund, substantially to the effect of Exhibits A-1, A-2 and A-3;
(e)	receipt by the Purchaser of an opinion of counsel for the Tender and Paying Agent substantially to the effect of Exhibit A-4;
(f)
except as disclosed in the Memorandum, there shall not be any pending or threatened material litigation (unless such pending or threatened litigation has been determined by the Purchaser to be acceptable);

(g)	the fees and expenses and all other amounts payable on the Effective Date pursuant to Section 2.3(b) shall have been paid upon receipt of an invoice;
(h)
the Purchaser, in its reasonable discretion, shall be satisfied that no change in law, rule or regulation (or their interpretation or administration), in each case, shall have occurred which will adversely affect the consummation of the transaction contemplated by this Agreement;

(i)	there shall have been delivered to the Purchaser any additional documentation and financial information, including satisfactory responses to its due diligence inquiries, as it deems relevant; and
(j)
there shall have been delivered to the Purchaser such information and copies of documents, approvals (if any) and records certified, where appropriate, of trust proceedings as the Purchaser may have requested relating to the Fund’s entering into and performing this Agreement and the other Related Documents to which it is a party, and the transactions contemplated hereby and thereby.

The Fund and the Purchaser agree that consummation of the purchase and sale of the MFP Shares pursuant to this Agreement shall constitute acknowledgment that the foregoing conditions have been satisfied or waived.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE FUND
The representations and warranties set out in this Article IV are given hereunder by the Fund to the Purchaser as of the Effective Date.
4.1	Existence
The Fund is validly existing and in good standing as a voluntary association with transferable shares of beneficial interest commonly known as a “Massachusetts business trust,” under the laws of the Commonwealth of Massachusetts, with full right and power to issue the MFP Shares and to execute, deliver and perform its obligations under this Agreement and each other Related Document.
4.2	Authorization; Contravention
The execution, delivery and performance by the Fund of this Agreement and each other Related Document are within the Fund’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official except such as have been taken or made and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any material agreement, judgment, injunction, order or decree or other material instrument binding upon the Fund or result in the creation or imposition of any lien or encumbrance on any asset of the Fund.
4.3	Binding Effect
This Agreement constitutes a valid and binding agreement of the Fund, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable or public policy principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.  The MFP Shares have been duly authorized and, when issued upon payment therefor by the Purchaser as contemplated by this Agreement, will be validly issued by the Fund and fully paid and nonassessable, except that, as described in the Memorandum, shareholders of a Massachusetts business trust may under certain circumstances be held liable for its obligations, and are free of any preemptive or similar rights.
4.4	Financial Information
The most recent financial statements of the Fund, and the auditors’ report with respect thereto, copies of which have heretofore been furnished to the Purchaser, fairly present in all material respects the financial condition of the Fund, at such date and for such period, and were prepared in accordance with accounting principles generally accepted in the United States, consistently applied (except as required or permitted and disclosed).  Since the date of such financial statements, there has been no material adverse change in the condition (financial or otherwise) or operations of the Fund, except as disclosed in the Memorandum, other than changes in the general economy or changes affecting the market for municipal securities or investment companies generally.  Any financial, budget and other projections furnished to the Purchaser were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair and reasonable in light of conditions existing at the time of delivery of such financial, budget or other projections, and represented, and as of the date of this representation, represent, the Fund’s reasonable best estimate of the Fund’s future financial performance.
4.5	Litigation
Except as disclosed in the Memorandum or in a schedule delivered to the Purchaser prior to the Effective Date, no action, suit, proceeding or investigation is pending or (to the best knowledge of the Fund) overtly threatened in writing against the Fund in any court or before any governmental authority (i) in any way contesting or that, if decided adversely, would affect the validity of any Related Document, including this Agreement; or (ii) in which a final adverse decision would materially adversely affect provisions for or materially adversely affect the sources for payment of the Liquidation Preference of or dividends and other distributions on the MFP Shares.
4.6	Consents
All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any shareholder, court or any governmental agency, bureau or agency required to be obtained or made in connection with the execution, delivery, performance, validity or enforceability of this Agreement and the other Related Documents (including the MFP Shares) by or against the Fund have been obtained or made and are in full force and effect.
4.7	Incorporation of Additional Representations and Warranties
On subjects not expressly covered by this Agreement, the Fund hereby makes to the Purchaser those same representations and warranties on additional subjects as were made by it in the Placement Agreement as of the date or dates indicated therein, which representations and warranties, together with the related definitions of terms therein, are hereby incorporated by reference with the same effect as if each and every such representation and warranty and definition were set forth herein in its entirety.
4.8	Complete and Correct Information
All information, reports and other papers and data with respect to the Fund furnished to the Purchaser (other than financial information and financial statements, which are covered solely by Section 4.4 of this Agreement) were, at the time the same were so furnished, complete and correct in all material respects.  No fact is known to the Fund that materially and adversely affects or in the future may (so far as it can reasonably foresee) materially and adversely affect the MFP Shares, or the Fund’s ability to pay or otherwise perform when due its obligations under this Agreement, any of the MFP Shares and the other Related Documents, that has not been set forth in the Memorandum or in the financial information and other documents referred to in Section 4.4 or this Section 4.8 or in such information, reports, papers and data or otherwise made available or disclosed in writing to the Purchaser.  Taken as a whole, the documents furnished and statements made by the Fund in connection with the negotiation, preparation or execution of this Agreement and the other Related Documents do not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
4.9	Memorandum
The Memorandum, true copies of which have heretofore been delivered to the Purchaser, when considered together with this Agreement and any information made available pursuant to the Due Diligence Request or disclosed in writing to the Purchaser prior to the Effective Date in connection with this Agreement, does not contain any untrue statement of a material fact and such Memorandum does not omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
4.10	1940 Act Registration
The Fund is duly registered as a closed-end management investment company under the 1940 Act and such registration is in full force and effect.
4.11	Effective Leverage Ratio; Asset Coverage; Minimum ARAC
As of the Effective Date, the Fund is in compliance with the Effective Leverage Ratio, the Minimum VRM Asset Coverage, the 225% VRM Asset Coverage and the Minimum ARAC requirements.
In connection with calculating the Effective Leverage Ratio, the Fund’s total assets and accrued liabilities reflect the positive or negative net obligations of the Fund under each Derivative Contract determined in accordance with the Fund’s valuation policies.
4.12	Eligible Assets
As of the Effective Date, the Fund owns only Eligible Assets, as described in Exhibit B to this Agreement.
4.13	Credit Quality
As of the Effective Date, the Fund has not invested more than 30% of its Managed Assets in Securities that at the time of investment were rated CCC+/Caa1 or lower (or the equivalent) by at least one NRSRO or were unrated but judged to be of comparable quality by the Sub-Adviser, provided that the Fund has no investments in securities that are not Municipal Securities and that, at the time of investment, were rated below CCC+/Caa1 (or the equivalent) by any NRSRO.
4.14	Due Diligence
The Fund understands that nothing in this Agreement, the Memorandum, or any other materials presented to the Fund in connection with the purchase and sale of the MFP Shares constitutes legal, tax or investment advice from the Purchaser.  The Fund has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with the purchase and sale of the MFP Shares.
4.15	Certain Fees
The Fund acknowledges that, other than the fees and expenses payable pursuant to this Agreement and any fees or amounts payable to, if applicable, the Transition Remarketing Agent by the Fund, no brokerage or finder’s fees or commissions are or will be payable by the Fund or, to the Fund’s knowledge, by the Purchaser to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.
4.16	Capitalization
The Preferred Shares capitalization of the Fund as of the date of this Agreement after giving effect to the transactions contemplated by this Agreement is set forth in Exhibit E hereto.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The representations and warranties set out in this Article V are given hereunder by the Purchaser to the Fund as of the Effective Date.
5.1	Existence
The Purchaser is validly existing and in good standing as a corporation under the laws of the State of Delaware, and has full right and power to acquire the MFP Shares and to execute, deliver and perform its obligations under this Agreement and each other Related Document to which it is a party.
5.2	Authorization; Contravention
The execution, delivery and performance by the Purchaser of this Agreement and each other Related Document to which it is a party are within the Purchaser’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official except such as have been taken or made, and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any material agreement, judgment, injunction, order, decree or other instrument, binding upon the Purchaser.
5.3	Binding Effect
This Agreement constitutes a valid and binding agreement of the Purchaser, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable or public policy principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.
5.4	Own Account
The Purchaser understands that the MFP Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities laws and the Purchaser is acquiring the MFP Shares as principal for its own account and not with a view to or for the purpose of distributing or reselling such securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such MFP Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such MFP Shares in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting the Purchaser’s right to transfer the MFP Shares in compliance with the transfer limitations of this Agreement in compliance with applicable federal and state securities laws).
5.5	Litigation
Except as disclosed in a schedule delivered to the Fund prior to the Effective Date, no action, suit, proceeding or investigation is pending or (to the best knowledge of the Purchaser) overtly threatened in writing against the Purchaser in any court or before any governmental authority in any way contesting or that, if decided adversely, would affect the validity of this Agreement.
5.6	Consents
All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any governmental bureau or agency required to be obtained by the Purchaser in connection with the execution, delivery, performance, validity or enforceability of this Agreement by or against the Purchaser and the purchase and sale of the MFP Shares have been obtained or made and are in full force and effect.
5.7	The Purchaser’s Status
At the time the Purchaser was offered the MFP Shares, it was, and as of the Effective Date it is:  (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.
5.8	Experience of the Purchaser
The Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the MFP Shares, and has so evaluated the merits and risks of such investment.  The Purchaser is able to bear the economic risk of an investment in the MFP Shares and, at the present time, is able to afford a complete loss of such investment.
5.9	Certain Transactions
Other than consummating the transactions contemplated by this Agreement, the Purchaser has not directly or indirectly executed, nor has any Person acting on its behalf or pursuant to any understanding with the Purchaser executed, any other purchases of securities of the Fund which may be integrated with the transactions contemplated by this Agreement.
5.10	Access to Information
The Purchaser acknowledges that it has had access to and has reviewed all information, documents and records that the Purchaser has deemed necessary in order to make an informed investment decision with respect to an investment in the MFP Shares.  The Purchaser has had the opportunity to ask representatives of the Fund certain questions and request certain additional information regarding the terms and conditions of such investment and the finances, operations, business and prospects of the Fund and has had any and all such questions and requests answered to the Purchaser’s satisfaction; and the Purchaser understands the risks and other considerations relating to such investment.
5.11	Due Diligence
The Purchaser acknowledges that it has sole responsibility for its own due diligence investigation and its own investment decision relating to the MFP Shares.  The Purchaser understands that nothing in this Agreement, the Memorandum, or any other materials presented to the Purchaser in connection with the purchase and sale of the MFP Shares constitutes legal, tax or investment advice from the Fund.  The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase and sale of the MFP Shares.
5.12	Certain Fees
The Purchaser acknowledges that, other than the fees and expenses payable pursuant to this Agreement and any fees or amounts payable to, if applicable, the Transition Remarketing Agent by the Fund, no brokerage or finder’s fees or commissions are or will be payable by the Purchaser or, to the Purchaser’s knowledge, by the Fund to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.
ARTICLE VI
COVENANTS OF THE FUND
The Fund agrees that, so long as there is any amount payable hereunder or the Purchaser owns any Outstanding MFP Shares:
6.1	Information
Without limiting the other provisions of this Agreement, the Fund will deliver, or direct the Tender and Paying Agent to deliver, to the Purchaser:
(a)
as promptly as practicable after the preparation and filing thereof with the Securities and Exchange Commission (the “SEC”), each annual and semi-annual report prepared with respect to the Fund, which delivery may be made by the electronic availability of any such document on the SEC’s website or another public website;

(b)
notice of any change in (including being put on Credit Watch or Watchlist), or suspension or termination of, the ratings on the MFP Shares by any Rating Agency (and any corresponding change in the Rating Agency Guidelines applicable to the MFP Shares associated with any such change in the rating from any Rating Agency) or any change of a Rating Agency rating the MFP Shares, as promptly as practicable upon the occurrence thereof;

(c)	notice of any redemption or other repurchase of any or all of the MFP Shares as provided in the Variable Rate Mode Supplement;
(d)
notice of any proposed amendments to any of the Related Documents at such time as the amendments are sent to other parties whose approval is required for such amendment and in any event not less than ten (10) Business Days prior to the effectiveness of any proposed amendment and copies of all actual amendments thereto within five (5) Business Days of being signed or, in each case, as provided in the relevant document;

(e)
notice of any missed, reduced or deferred dividend payment on the MFP Shares that remains uncured for more than three (3) Business Days as soon as reasonably practicable, but in no event later than one (1) Business Day after expiration of the foregoing grace period;

(f)
notice of the failure to make any deposit provided for under Section 2.3(e) of the Variable Rate Mode Supplement in respect of a properly noticed redemption as soon as reasonably practicable, but in no event later than two (2) Business Days after discovery of such failure to make any such deposit;

(g)
notice of non-compliance with the Rating Agency Guidelines (if applicable) for more than five (5) Business Days as soon as reasonably practicable, but in no event later than one (1) Business Day after expiration of the foregoing grace period;

(h)
notice one (1) Business Day in advance of the relevant Dividend Reset Period of the inclusion of any net capital gains or ordinary income for regular federal income tax purposes in any dividend on the MFP Shares;

(i)
notice of any change to any investment adviser or sub-adviser of the Fund within two (2) Business Days after a resignation or a notice of removal has been sent by or to any investment adviser or sub-adviser;

(j)	notice of any proxy solicitation as soon as reasonably practicable, but in no event later than five (5) Business Days after the mailing thereof;
(k)
notice one (1) Business Day after the occurrence thereof of (i) the failure of the Fund to pay the amount due on any “senior securities” (as defined under the 1940 Act) or other debt at the time outstanding, and any period of grace or cure with respect thereto shall have expired; (ii) the failure of the Fund to pay, or the Fund admitting in writing its inability to pay, its debts generally as they become due; or (iii) the failure of the Fund to pay accumulated dividends on any Preferred Shares ranking pari passu with the MFP Shares, and any period of grace or cure with respect thereto shall have expired;

(l)
notice of a material breach of any representation, warranty or covenant of the Fund contained in this Agreement, the Statement or the Variable Rate Mode Supplement, in each case, only if any officer of the Fund has actual knowledge of such breach as soon as reasonably practicable, but in no event later than five (5) days, after knowledge of any officer of the Fund or the Investment Adviser thereof;

(m)
notice of any litigation, administrative proceeding or business development which may reasonably be expected to materially adversely affect the Fund’s business, properties or affairs or the ability of the Fund to perform its obligations as set forth hereunder or under any of the other Related Documents to which it is a party or by which it is bound as soon as reasonably practicable, but in no event later than ten (10) days, after knowledge of any officer of the Fund or the Investment Adviser thereof;

(n)
upon request of the Purchaser, copies of any material that the Fund has delivered to each Rating Agency which is then rating the MFP Shares at such times and containing such information as set forth in the respective Rating Agency Guidelines as soon as reasonably practicable following receipt of such request;

(o)
within two (2) Business Days, or by such later date as the Purchaser may agree in writing, after the fifteenth (15th) and last days of each month (each a “Reporting Date”), a report of portfolio holdings of the Fund as of each such Reporting Date, prepared on a basis substantially consistent with the periodic reports of portfolio holdings of the Fund prepared for financial reporting purposes;

(p)
within two (2) Business Days, or by such later date as the Purchaser may agree in writing, after the Reporting Date, the information set forth in Exhibit D to this Agreement and a calculation of the Fund’s Effective Leverage Ratio and the Asset Coverage of the Fund as of the close of business of each Business Day since the date of the last report issued pursuant to this Section 6.1(p); and upon the failure of the Fund to maintain Asset Coverage as provided in Section 2.2(a) of the Variable Rate Mode Supplement and Section 6.13 hereof or the Effective Leverage Ratio as required by Section 2.2(c) of the Variable Rate Mode Supplement and Section 6.13 hereof, notice of such failure within one (1) Business Day of the occurrence thereof;

(q)
within two (2) Business Days, or by such later date as the Purchaser may agree in writing, after each Minimum ARAC Calculation Date, a calculation of the Fund’s ARAC Ratio as of the close of business on the relevant Minimum ARAC Compliance Date; and

(r)
from time to time such additional information regarding the financial position, results of operations or prospects of the Fund as the Purchaser may reasonably request including, without limitation, copies of all offering memoranda or other offering material with respect to the sale of any securities of the Fund as soon as reasonably practicable, but in no event later than ten (10) days after a request.

All information, reports and other papers, documentation and data with respect to the Fund furnished to the Purchaser pursuant to this Section 6.1 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to the Purchaser under this Agreement or made available pursuant to the Due Diligence Request, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  For purposes of Sections 6.1(o) and 6.1(p), references to any day that is not a Business Day shall mean the next preceding Business Day.
6.2	No Amendment or Certain Other Actions Without Consent of the Purchaser
To the extent that, collectively, the Purchaser and its affiliates are the Holders or Beneficial Owners of 51% of the MFP Shares, without the prior written consent of the Purchaser, the Fund will not agree to, consent to or permit any amendment, supplement, modification or repeal of the Statement or the designation of the Variable Rate Mode to which this Agreement relates or the Variable Rate Mode Supplement or any provision of either thereof, nor waive any provision of either thereof.
6.3	Maintenance of Existence
The Fund shall continue to maintain its existence as a business trust under the laws of the Commonwealth of Massachusetts, with full right and power to issue the MFP Shares and to execute, deliver and perform its obligations under this Agreement and each other Related Document.
6.4	Tax Status of the Fund
The Fund will qualify as a “regulated investment company” within the meaning of Section 851(a) of the Code and the dividends made with respect to the MFP Shares will qualify as “exempt interest dividends” to the extent they are reported as such by the Fund and permitted by Section 852(b)(5)(A) of the Code.
6.5	Payment Obligations
The Fund shall promptly pay or cause to be paid all amounts payable by it hereunder and under the other Related Documents, according to the terms hereof and thereof, shall take such actions as may be necessary to include all payments hereunder and thereunder which are subject to appropriation in its budget and make full appropriations related thereto, and shall duly perform each of its obligations under this Agreement and the other Related Documents.  All payments of any sums due hereunder shall be made in the amounts required hereunder without any reduction or setoff, notwithstanding the assertion of any right of recoupment or setoff or of any counterclaim by the Fund.
6.6	Compliance With Law
The Fund shall comply with all laws, ordinances, orders, rules and regulations that may be applicable to it if the failure to comply could have a material adverse effect on the Fund’s ability to pay or otherwise perform when due its obligations under this Agreement, any of the MFP Shares, or any of the other Related Documents.
6.7	Maintenance of Approvals: Filings, Etc.
The Fund shall at all times maintain in effect, renew and comply with all the terms and conditions of all consents, filings, licenses, approvals and authorizations as may be necessary under any applicable law or regulation for its execution, delivery and performance of this Agreement and the other Related Documents to which it is a party or by which it is bound.
6.8	Inspection Rights
The Fund shall, at any reasonable time and from time to time, upon reasonable notice, permit the Purchaser or any agents or representatives thereof, at the Fund’s expense, to examine and make copies of the records and books of account related to the transactions contemplated by this Agreement, to visit its properties and to discuss its affairs, finances and accounts with any of its officers and independent accountants, to the extent permitted by law, provided, however, that the Fund shall not be required to pay for more than one inspection per fiscal year.  The Fund will not unreasonably withhold its authorization for its independent accountants to discuss its affairs, finances and accounts with the Purchaser.
All information, reports and other papers, documentation and data with respect to the Fund furnished to the Purchaser pursuant to this Section 6.8 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to the Purchaser under this Agreement or made available pursuant to the Due Diligence Request, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
6.9	Litigation, Etc.
The Fund shall give prompt notice in writing to the Purchaser of any litigation, administrative proceeding or business development which is reasonably expected to materially adversely affect its business, properties or affairs or to impair the ability of the Fund to perform its obligations as set forth hereunder or under any of the other Related Documents.
All information, reports and other papers, documentation and data with respect to the Fund furnished to the Purchaser pursuant to this Section 6.9 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to the Purchaser under this Agreement or made available pursuant to the Due Diligence Request, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
6.10	1940 Act Registration
The Fund shall maintain its valid registration as a registered closed-end company under the 1940 Act in full force and effect.
6.11	Eligible Assets
The Fund shall only make investments in the Eligible Assets listed on Exhibit B, as amended from time to time with the prior written consent of the Purchaser, in accordance with the Fund’s investment objectives and the investment policies set forth in the Memorandum, as such investment objectives and investment policies may be modified in accordance with the 1940 Act and applicable law and, if applicable, the Related Documents.
6.12	Credit Quality
Unless the Fund receives the prior written consent of the Purchaser (such consent to be determined in the Purchaser’s good faith discretion), the Fund shall not invest more than 30% of its Managed Assets in Securities that at the time of investment are rated CCC+/Caa1 or lower (or the equivalent) by at least one NRSRO or were unrated but judged to be of comparable quality by the Sub-Adviser, provided that the Fund will not invest in any securities that are not Municipal Securities and that, at the time of investment, are rated below CCC+/Caa1 (or the equivalent) by any NRSRO.
6.13	Other Portfolio Investment Covenants
(a)
For so long as the Fund fails to provide the information required under Sections 6.1(o) and 6.1(p), the Purchaser may calculate, for purposes of Section 2.2(c) of the Variable Rate Mode Supplement, the Effective Leverage Ratio using the most recently received information required to be delivered pursuant to Sections 6.1(o) and 6.1(p) and the Market Values of securities determined by the third-party pricing service that provided such Market Values to the Fund on the most recent date that information was properly provided by the Fund pursuant to the requirements of Section 6.1(o) and 6.1(p).  The Effective Leverage Ratio as and if so calculated by the Purchaser in such instances shall be binding on the Fund.  If required based on such calculations, the Fund shall restore the Effective Leverage Ratio as provided in Section 2.3(c)(ii) of the Variable Rate Mode Supplement.

In connection with calculating the Effective Leverage Ratio, the Fund’s total assets and accrued liabilities shall reflect the positive or negative net obligations of the Fund under each Derivative Contract determined in accordance with the Fund’s valuation policies.
Unless the Fund receives the prior written consent of the Purchaser, notwithstanding anything to the contrary in the Supplement, (a) if the Fund’s Effective Leverage Ratio exceeds 46% as of the close of business on any Business Day, the Fund shall cause its Effective Leverage Ratio to be 46% or lower within 30 calendar days following such Business Day, and (b) if the Fund’s Effective Leverage Ratio exceeds 48% as of the close of business on any Business Day, the Fund shall cause its Effective Leverage Ratio to be 48% or lower within seven Business Days following such Business Day.  In each case, the Fund shall not be in breach of this Agreement if it restores the Effective Leverage Ratio to at or below the respective maximum level within the applicable time period.
(b)
Unless the Fund receives the prior written consent of the Purchaser, the Fund shall maintain the Minimum VRM Asset Coverage and the 225% VRM Asset Coverage as of the close of business on each Business Day.  Notwithstanding anything to the contrary in the Supplement, if the Fund does not maintain the Minimum VRM Asset Coverage as of the close of business on any Business Day, the Fund shall restore Minimum VRM Asset Coverage within ten Business Days following such Business Day. In addition, notwithstanding anything to the contrary in the Supplement, if the Fund does not maintain 225% VRM Asset Coverage as of the close of business on any Business Day, the Fund shall restore 225% VRM Asset Coverage within 45 calendar days following such Business Day.  In each case, the Fund shall not be in breach of this Agreement if it restores the Asset Coverage to at or above the respective minimum level within the applicable time period.

(c)
Unless the Fund receives the prior written consent of the Purchaser, the Fund shall maintain the Minimum ARAC as of the close of business on each Minimum ARAC Compliance Date.  If the Fund does not maintain the Minimum ARAC as of the close of business on any Minimum ARAC Compliance Date, the Fund shall restore the Minimum ARAC by the relevant Minimum ARAC Cure Date.  The Fund shall not be in breach of this Agreement if it cures a failure to maintain the Minimum ARAC as of the close of business on any Minimum ARAC Compliance Date by the relevant Minimum ARAC Cure Date.  The Fund agrees to calculate Minimum ARAC by the fifth Business Day (or by such later date as the Purchaser may agree (such agreement not to be unreasonably withheld)) following each Minimum ARAC Compliance Date (each, a “Minimum ARAC Calculation Date”).

(d)
Unless the Fund receives the prior written consent of the Purchaser, the Fund may not purchase defaulted securities or securities of an issuer that is in bankruptcy or insolvency proceedings if, immediately prior to purchasing such securities, the Effective Leverage Ratio of the Fund exceeds 42%.

(e)
Unless the Fund receives the prior written consent of the Purchaser, the Fund shall not (i) (x) deposit assets of the Fund into a new tender option bond trust (or similar investment vehicle) or deposit additional assets of the Fund into an existing tender option bond trust (or similar investment vehicle), in each case providing for the issuance of floating rate trust certificates and acquire residual floating rate trust certificates issued by any such tender option bond trust (or similar investment vehicle) or (y) enter into reverse repurchase agreements, or (ii) issue additional “senior securities” (as defined in the 1940 Act) (each of clauses (i) and (ii), a “Leverage Increase Event”), if, after giving effect to the Leverage Increase Event, the Effective Leverage Ratio of the Fund would exceed 40%, as of the date of the applicable Leverage Increase Event.

(f)
Notwithstanding anything to the contrary in the Statement or the Supplement, unless the Fund receives the prior written consent of the Purchaser, “Liquidity Account Investments” shall mean any Deposit Security or any other security or investment owned by the Fund that is rated at least B- or the equivalent rating by at least one NRSRO then rating such security or investment, or, if unrated, judged to be of comparable quality by the Sub-Adviser; provided that at least 50% by Market Value of such other securities or investments shall be rated at least BB- or the equivalent rating by at least one NRSRO then rating such security or investment, or, if unrated, judged to be of comparable quality by the Sub-Adviser.

(g)
Unless the Fund receives the prior written consent of the Purchaser, the Fund shall not acquire equity securities of an “investment company” (as defined in the 1940 Act) (the “acquired company”), if, immediately after giving effect to such acquisition, (i) more than 5% of the total assets of the Fund would be invested in equity securities of the acquired company or (ii) more than 10% of the total assets of the Fund would be invested in equity securities of the acquired company and other investment companies (as defined above).

6.14	Tender and Paying Agent
The Fund shall use its commercially reasonable best efforts to engage at all times a Tender and Paying Agent to perform the duties to be performed by the Tender and Paying Agent specified herein and in the Variable Rate Mode Supplement.
6.15	Cooperation in the Sale of the MFP Shares
The Fund will comply with reasonable due diligence requests from the Purchaser in connection with any proposed sale by the Purchaser of the MFP Shares in a transaction exempt from registration under the Securities Act and otherwise permitted by this Agreement, provided that (i) the Fund need not comply with any such request more than twice in any period of twelve consecutive months, and (ii) any prospective purchaser of the MFP Shares from the Purchaser shall execute a confidentiality agreement substantially to the effect of Section 7.13 hereof prior to receiving any due diligence materials provided pursuant to such due diligence request.
All information, reports and other papers, documentation and data with respect to the Fund furnished to the Purchaser pursuant to this Section 6.15 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to the Purchaser under this Agreement or made available pursuant to the Due Diligence Request, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
6.16	Use of Proceeds
The Fund shall use the net proceeds from the sale of the MFP Shares for investment in accordance with the Fund's investment objectives and policies.
6.17	Securities Depository
The Fund agrees to use its best efforts to maintain settlement of the MFP Shares in global book entry form through the Securities Depository or such other clearance system acceptable to the Purchaser.
6.18	Future Agreements
The Fund shall promptly, at the request of the Purchaser, enter into an agreement, on terms mutually satisfactory to the Fund and the Purchaser, of the type specified in Section 12(d)(1)(E)(iii) of the 1940 Act, so as to permit the Purchaser or any transferee satisfying the requirements set forth in Section 2.1 to rely on the provisions of Section 12(d)(1)(E)(iii) of the 1940 Act.
ARTICLE VII
MISCELLANEOUS
7.1	Notices
All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, electronic mail or similar writing), except in the case of notices and other communications permitted to be given by telephone, and shall be given to such party at its address or telecopy number or email address set forth below or such other address or telecopy number or email address as such party may hereafter specify for the purpose by notice to the other parties.  Each such notice, request or other communication shall be effective when delivered at the address specified in this Section; provided that notices to the Purchaser under Section 6.1 shall not be effective until received in writing; except as otherwise specified, notices under Section 6.1 may be given by telephone to the Purchaser at the telephone numbers listed below (or such other telephone numbers as may be designated by the Purchaser, by written notice to the Fund, to receive such notice), immediately confirmed in writing, including by fax or electronic mail.  The notice address for each party is specified below:
(a)	if to the Fund:
Nuveen Municipal Credit Opportunities Fund
333 W. Wacker Drive; Suite 3200
Chicago, IL 60606
Attention:  Nathaniel Jones, Vice President and Treasurer
Telephone:  312.917.9778
Facsimile:   312.917.7792
Email:  nathan.jones@nuveen.com
Nuveen Municipal Credit Opportunities Fund
333 W. Wacker Drive; Suite 3300
Chicago, IL 60606
Attention:  Gifford R. Zimmerman, Legal Department
Telephone:  (312) 917-7945
Facsimile:   (312) 917- 7952
Email:  giff.zimmerman@nuveen.com
(b)	if to the Purchaser:
Banc of America Preferred Funding Corporation
One Bryant Park
1111 Avenue of the Americas, 9th Floor
New York, New York 10036
Attention:   Thomas J. Visone
                    Mary Ann Olson
                    Todd Blasiak
                    Michael Jentis
                    Lisa Irizarry
Telephone:  (212) 449-7358 (Visone, Blasiak, Irizarry)
                    (980) 386-4161 (Strand)
                    (212) 449-8300 (Jentis)
Email:  thomas.visone@bofa.com
             mary.ann.olson@bofa.com
             todd.blasiak@bofa.com
             lisa.m.irizarry@bofa.com
             michael.jentis@bofa.com

Amounts payable hereunder to the Purchaser shall be paid by the Fund in immediately available funds by wire transfer to the Purchaser in accordance with the following instructions:
Wire Instructions:
Bank Routing Number: 026009593
Bank Name: Bank of America, N.A.
Account Number: 194200 0780000
Attention: PFC 790946
Reference: CUSIP 670663 301
7.2	No Waivers
(a)
The obligations of the Fund hereunder shall not in any way be modified or limited by reference to any other document, instrument or agreement (including, without limitation, the MFP Shares or any other Related Document).  The rights of the Purchaser hereunder are separate from and in addition to any rights that any Holder or Beneficial Owner of any MFP Share may have under the terms of such MFP Share or any other Related Document or otherwise.

(b)
No failure or delay by the Fund or the Purchaser in exercising any right, power or privilege hereunder or under the MFP Shares shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No failure or delay by the Fund or the Purchaser in exercising any right, power or privilege under or in respect of the MFP Shares or any other Related Document shall affect the rights, powers or privileges of the Fund or the Purchaser hereunder or shall operate as a limitation or waiver thereof.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

7.3	Expenses and Indemnification
(a)
The Fund shall upon demand either, as the Purchaser may require, pay in the first instance or reimburse the Purchaser (to the extent that payments for the following items are not made under the other provisions hereof) for all reasonable out-of-pocket expenses (including reasonable fees and costs of outside counsel, and reasonable consulting, accounting, appraisal, investment banking, and similar professional fees and charges) incurred by the Purchaser in connection with the enforcement of or preservation of rights under this Agreement.  The Fund shall not be responsible under this Section 7.3(a) for the fees and costs of more than one law firm in any one jurisdiction with respect to any one proceeding or set of related proceedings for the Purchaser, unless the Purchaser shall have reasonably concluded that there are legal defenses available to it that are different from or additional to those available to the Fund.

(b)
The Fund agrees to indemnify and hold harmless the Purchaser and each other Indemnified Person of the Purchaser from and against any losses, claims, damages, liabilities and reasonable out-of-pocket expenses incurred by them (including reasonable fees and disbursements of outside counsel) that are related to or arise out of (A) any material misstatements or any material statements omitted to be made in the Memorandum (including any documents incorporated by reference therein) or (B) any claim by any third party relating to the offering or sale of the MFP Shares by the Fund or the holding of the MFP Shares by the Purchaser (x) that the Purchaser aided and abetted a breach of a fiduciary duty by the Fund or any director or officer of the Fund or (y) arising from any act by the Fund or any director or officer of the Fund (excluding in any such case clauses (A) or (B), claims, losses, liabilities or expenses arising out of or resulting from the gross negligence or willful misconduct of any Indemnified Person as determined by a court of competent jurisdiction).

(c)
The indemnifying party also agrees that if any indemnification sought by an Indemnified Person pursuant to this Agreement is unavailable or insufficient, for any reason, to hold harmless the Indemnified Persons in respect of any losses, claims, damages or liabilities (or actions in respect thereof), then the indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, liabilities, damages and expenses (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the Fund on the one hand and the Purchaser on the other hand from the actual or proposed transactions giving rise to or contemplated by this Agreement or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the Fund on the one hand and the Purchaser on the other, in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages, liabilities or expenses (or actions in respect thereof), as well as any other relevant equitable considerations; provided that in any event the aggregate contribution of the Purchaser and its Indemnified Persons to all losses, claims, damages, liabilities and expenses with respect to which contributions are available hereunder will not exceed the amount of dividends actually received by the Purchaser from the Fund pursuant to the proposed transactions giving rise to this Agreement.  For purposes of determining the relative benefits to the Fund on the one hand, and the Purchaser on the other, under the proposed transactions giving rise to or contemplated by this Agreement, such benefits shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Fund pursuant to the transactions, whether or not consummated bears to (ii) the dividends and Optional Redemption Premium, if any, paid by the Fund to the Purchaser in connection with the proposed transactions giving rise to or contemplated by this Agreement.  The relative fault of the parties shall be determined by reference to, among other things, whether the actions taken or omitted to be taken in connection with the proposed transactions contemplated by this Agreement (including any misstatement of a material fact or the omission to state a material fact) relates to information supplied by the Fund on the one hand, or the Purchaser on the other, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, misstatement or alleged omission, and any other equitable considerations appropriate in the circumstances.  No Person found liable for a fraudulent misrepresentation shall be entitled to contribution from any Person who is not also found liable for such fraudulent misrepresentation.  The indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to any rights that any Indemnified Person may have at common law or otherwise.

(d)
If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Person proposes to demand indemnification, it shall notify the indemnifying party with reasonable promptness; provided, however, that any failure by such Indemnified Person to notify the indemnifying party shall not relieve the indemnifying party from its obligations hereunder (except to the extent that the indemnifying party is materially prejudiced by such failure to promptly notify).  The indemnifying party shall be entitled to assume the defense of any such action, suit, proceeding or investigation, including the employment of counsel reasonably satisfactory to the Indemnified Person.  The Indemnified Person shall have the right to counsel of its own choice to represent it, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the indemnifying party has failed promptly to assume the defense and employ counsel reasonably satisfactory to the Indemnified Person in accordance with the preceding sentence or (ii) the Indemnified Person shall have been advised by counsel that there exist actual or potential conflicting interests between the indemnifying party and such Indemnified Person, including situations in which one or more legal defenses may be available to such Indemnified Person that are different from or additional to those available to the indemnifying party; provided, however, that the indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations be liable for fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons of such other party; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the indemnifying party and any counsel designated by the indemnifying party.

Each party further agrees that it will not, without the prior written consent of the other party (the consent of a party shall not be required to the extent such party is neither requesting indemnification nor being requested to provide indemnification), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of the Fund (if such settlement, compromise or consent is agreed to by the Purchaser or another Indemnified Person) or the Purchaser and each other Indemnified Person (if such settlement, compromise or consent is agreed to by the Fund) from all liability and obligations arising therefrom.  The Fund further agrees that neither the Purchaser, nor any of its affiliates, or any directors, officers, partners, employees, agents, representatives or control persons of the Purchaser or any of its affiliates, shall have any liability to the Fund arising out of or in connection with the proposed transactions giving rise to or contemplated by this Agreement except for such liability for losses, claims, damages, liabilities or expenses to the extent they have resulted from the Purchaser’s or its affiliates’ gross negligence or willful misconduct.  No Indemnified Person shall be responsible or liable to the indemnifying party or any other person for consequential, special or punitive damages which may be alleged as a result of this Agreement.
(e)	Nothing in this Section 7.3 is intended to limit either party’s obligations contained in other parts of this Agreement or the MFP Shares.
7.4	Amendments and Waivers
Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Fund and the Purchaser; provided, that the Fund shall not make or agree to any amendment or waiver that affects any preference, right or power of the MFP Shares or the Holders or Beneficial Owners thereof in violation of the Declaration, the Statement or the Variable Rate Mode Supplement; provided further, that in the case of any provision of this Agreement that specifies that it may be amended or waived by agreement in writing by the Purchaser, the Fund and the Purchaser agree that an email from the Purchaser indicating such agreement shall satisfy the requirement for a signed writing.
7.5	Successors and Assigns
The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Neither the Fund nor the Purchaser may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party (other than by operation of law), except that (1) any transferee satisfying the requirements set forth in Section 2.1 and which has executed and delivered to the Fund the transferee certificate attached as Exhibit C shall have the rights set forth in Section 7.15 and shall, so long as such transferee has provided a means for the Fund to transmit such information electronically to it, be entitled to receive the information delivered pursuant to Sections 6.1(o) and 6.1(p) and such transferees shall be deemed a party to this Agreement for purposes of Sections 6.1(o) and 6.1(p) and the confidentiality provisions herein as specified in the transferee certificate and (2) the Purchaser may assign its rights or obligations to any  of its affiliates or any tender option bond trust (or similar investment vehicle) in which the Purchaser retains the entire residual interest.  Any assignment that fails to meet the conditions of the preceding sentence shall be void.
7.6	Term of this Agreement
This Agreement shall terminate on the earlier of (a) the redemption or repurchase of all Outstanding MFP Shares by the Fund and payment in full of all amounts then due and owing to the Purchaser and its affiliates hereunder and in respect of the MFP Shares pursuant to the terms of the Variable Rate Mode Supplement and the Statement to the extent applicable to the Variable Rate Mode to which this Agreement relates and (b) the successful Transition Remarketing of the MFP Shares to a new Mode and payment in full of all amounts then due and owing to the Purchaser hereunder and in respect of the MFP Shares pursuant to the terms of the Variable Rate Mode Supplement and the Statement to the extent applicable to the Variable Rate Mode to which this Agreement relates; and notwithstanding any termination of this Agreement, Section 7.3, Section 7.7, Section 7.8, Section 7.10, Section 7.11, and Section 7.13 (for a period of two (2) years after the termination of this Agreement) shall remain in full force and effect.
7.7	Governing Law
This Agreement shall be construed in accordance with and governed by the domestic law of the State of New York, except Section 7.16 below, which shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, in each case without regard to conflict of laws principles that would require the application of the law of another jurisdiction.
THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.
7.8	Waiver of Jury Trial
The Fund and the Purchaser hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement.
7.9	Counterparts
This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Any counterpart or other signature delivered by facsimile or by electronic mail shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party.
7.10	Beneficiaries
This Agreement is not intended and shall not be construed to confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder.
7.11	Entire Agreement
This Agreement shall constitute the entire agreement and understanding between the parties hereto with respect to the matters set forth herein and shall supersede any and all prior agreements and understandings relating to the subject matter hereof.
7.12	Relationship to the Statement and Variable Rate Mode Supplement
The Fund and the Purchaser agree that the representations, warranties, covenants and agreements contained in this Agreement are in addition to the terms and provisions set forth in the Statement and the Variable Rate Mode Supplement.
7.13	Confidentiality
Any information delivered by a party to this Agreement to any other party pursuant to this Agreement, including, without limitation, pursuant to Section 6.1 in the case of the Fund (collectively, the “Information”), shall not be disclosed by such other party (or its employees, representatives or agents) to any person or entity (except as required by law or to such of its agents and advisors as need to know and agree to be bound by the provisions of this paragraph) without the prior written consent of the party delivering the Information.
The obligations of confidentiality set out in the preceding paragraph do not extend to Information that is or becomes available to the public or is or becomes available to the party receiving the Information on a non‑confidential basis or is disclosed to Holders or Beneficial Owners or potential Holders or Beneficial Owners, in each case in their capacity as such, in the offering documents of the Fund, in notices to Holders or Beneficial Owners pursuant to one or more of the Related Documents or pursuant to the Fund’s or the Purchaser’s informational obligations under Rule 144A(d)(4) or other reporting obligation of the SEC; or is required or requested to be disclosed (i) by a regulatory agency or in connection with an examination of either party or its representatives by regulatory authorities, (ii) pursuant to subpoena or other court process, (iii) at the express direction of any other authorized government agency, (iv) to its independent attorneys or auditors, (v) as required by any NRSRO, (vi) as otherwise required by law or regulation, (vii) otherwise in connection with the enforcement of this Agreement, (viii) in connection with the exercise of any remedies hereunder or in any suit, action or proceeding relating to this Agreement and the enforcement of rights hereunder, (ix) subject to an agreement containing provisions substantially similar to those of this Section 7.13, (x) to a prospective purchaser of the MFP Shares that is (a) a transferee that would be permitted pursuant to Section 2.1(b) of this Agreement and (b) aware of the confidentiality provisions of this Section 7.13 and is subject to an agreement with the transferor containing provisions substantially similar thereto and that states that the Fund is an express third party beneficiary thereof, or (xi) subject to an agreement containing provisions substantially similar to those of this Section 7.13 and with the prior written consent of the other party to this Agreement, which consent shall not be unreasonably withheld, to any actual or prospective counterparty in any swap or derivative transactions.  The Fund hereby advises the Purchaser that the Information provided to it pursuant to Sections 6.1(o) and 6.1(p) hereof may constitute material, nonpublic information.  For the avoidance of doubt, references in this Section 7.13 to “regulatory agency,” “regulatory authorities,” “government agency” and “law or regulation” shall be deemed to include the Internal Revenue Service and state taxation authorities.
7.14	Severability
In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby so long as the intent of the Parties to this Agreement shall be preserved.
7.15	Consent Rights of the Majority Participants to Certain Actions
Without the affirmative vote or consent of the Majority Participants, neither the Fund nor the Board of Trustees will take or authorize the taking of any of the actions set forth under clauses (a) through (e) of this Section 7.15:
(a)
The termination by the Fund of any Rating Agency or the selection of any other Rating Agency, either in replacement for a Rating Agency or as an additional Rating Agency with respect to the MFP Shares.

(b)
The Fund issuing or suffering to exist any other “senior security” (as defined in the 1940 Act as of the date hereof or, in the event such definition shall be amended, with such changes to the definition thereof as consented to by the Majority Participants), except (i) the Series A MuniFund Preferred Shares outstanding as of the date hereof or any other Preferred Shares to be issued in the future by the Fund as permitted by the Statement and the Variable Rate Mode Supplement, (ii) senior securities consisting of Preferred Shares or indebtedness, the proceeds from the issuance of which will be used for the exchange, retirement, redemption or repurchase of all Outstanding MFP Shares, and the payment of costs incurred in connection therewith, provided, that the amount of Preferred Shares being issued may be rounded up to the nearest $1,000,000 aggregate liquidation preference, and (iii) as may be otherwise approved or consented to by the Majority Participants, provided that if any such “senior security” is created or incurred by the Fund it shall not require the approval of the Majority Participants if the Fund exchanges, redeems, retires or terminates such “senior security” or otherwise cures such non-compliance within five (5) Business Days of receiving notice of the existence thereof.

(c)
The Fund (i) creating or incurring or suffering to be incurred or to exist any lien on any other funds, accounts or other property held under the Declaration, except as permitted by the Declaration or (ii) except for any lien for the benefit of the Custodian of the Fund on the assets of the Fund held by such Custodian, pledging any portfolio security to secure any senior securities or other liabilities to be incurred by the Fund (including under any tender option bond trust (or similar investment vehicle) of which the residual floating rate trust certificates will be owned by the Fund) unless the aggregate securities pledged pursuant to all such pledges or security arrangements are valued for purposes of such security arrangements in an aggregate amount not less than 70% of their aggregate market value (determined by an independent third party pricing service) for purposes of determining the value of the collateral required to be posted or otherwise provided under all such security arrangements; provided, that it shall not require the approval of the Majority Participants if any pledge or security interest in violation of the preceding sentence is created or incurred by the Fund and the Fund cures such violation within five Business Days of receiving notice of the existence thereof.

(d)
Approval of any amendment, alteration or repeal of any provision of the Declaration or the Statement applicable to the Variable Rate Mode to which this Agreement relates or the Variable Rate Mode Supplement, whether by merger, consolidation, reorganization or otherwise, that would affect any preference, right or power of the MFP Shares differently from, and adversely relative to, the rights of the holders of the Common Shares.

(e)	Approval of any action to be taken pursuant to Sections 2.3(g) and 2.11 of the Variable Rate Mode Supplement.
In addition, if the Board of Trustees shall designate a replacement (the “Replacement”) to the SIFMA Municipal Swap Index pursuant to the definition of SIFMA Municipal Swap Index contained in the Variable Rate Mode Supplement, the Fund shall notify the Holders of the MFP Shares within five (5) Business Days of such designation, and if within thirty (30) days of such notice the Majority Participants shall have objected in writing to the Replacement, the Board of Trustees shall designate a replacement to the Replacement as agreed to between the Fund and the Majority Participants.  In such event, the Replacement initially approved by the Board of Trustees shall be the replacement to the SIFMA Municipal Swap Index in effect for purposes of the Variable Rate Mode Supplement until a new replacement to the SIFMA Municipal Swap Index has been approved by the Fund and the Majority Participants.
7.16	Disclaimer of Liability of Officers, Trustees and Shareholders.
A copy of the Declaration of Trust of the Fund is on file with the Secretary of the Commonwealth of Massachusetts, and notice hereby is given that this Agreement is executed on behalf of the Fund by an officer or Trustee of the Fund in his or her capacity as an officer or Trustee of the Fund and not individually and that the obligations of the Fund under or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and properties of the Fund.
7.17	Transition Remarketing
The Purchaser acknowledges that all of the MFP Shares will be subject to Mandatory Tender in connection with Transition Remarketing in accordance with Article 3 of the Variable Rate Mode Supplement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
NUVEEN MUNICIPAL CREDIT OPPORTUNITIES FUND
By:  /s/ Mark L. Winget
 Name:  Mark L. Winget
 Title:  Vice President and Assistant Secretary
BANC OF AMERICA PREFERRED FUNDING CORPORATION
By:  /s/ Michael Jentis
 Name:  Michael Jentis
 Title:  Authorized Signatory

SCHEDULE 1
Description of MFP Shares:	2,250 Nuveen Municipal Credit Opportunities Fund MFP Shares with a Liquidation Preference of $100,000 per share.

EXHIBIT A
FORMS OF OPINIONS OF COUNSEL FOR THE ISSUER

EXHIBIT A-1

FORM OF CORPORATE AND 1940 ACT OPINION
[ON FILE]

EXHIBIT A-2

FORM OF TAX OPINION
[ON FILE]

EXHIBIT A-3

FORM OF LOCAL COUNSEL OPINION
[ON FILE]

EXHIBIT A-4

FORM OF OPINION OF COUNSEL FOR THE TENDER AND PAYING AGENT
[ON FILE]

EXHIBIT B

ELIGIBLE ASSETS
On the Effective Date and at all times thereafter:
1.	All assets in the Fund consist of “Eligible Assets”, defined to consist only of the following as of the time of investment:
A.	Debt obligations
i. “Municipal securities,” defined as obligations (whether documented as securities or as loans) of a State, the District of Columbia, a U.S. territory, or a political subdivision thereof and including general obligations, limited obligation bonds, revenue bonds, and obligations that satisfy the requirements of section 142(b)(1) of the Internal Revenue Code of 1986 issued by or on behalf of any State, the District of Columbia, any U.S. territory or any political subdivision thereof, including any municipal corporate instrumentality of 1 or more States, or any public agency or authority of any State, the District of Columbia, any U.S. territory or any political subdivision thereof, including obligations of any of the foregoing types related to financing a 501(c)(3) organization.  The purchase of any municipal security will be based upon the Investment Adviser’s assessment of an asset’s relative value in terms of current yield, price, credit quality, and future prospects; and the Investment Adviser will monitor the creditworthiness of the Fund’s portfolio investments and analyze economic, political and demographic trends affecting the markets for such assets.  Eligible Assets shall include any municipal securities that at the time of purchase are paying scheduled principal and interest or if at the time of purchase are in payment default, then in the sole judgment of the Investment Adviser are expected to produce payments of principal and interest whose present value exceeds the purchase price.
ii. Debt obligations of the United States.
iii. Debt obligations issued, insured, or guaranteed by a department or an agency of the U.S. Government, if the obligation, insurance, or guarantee commits the full faith and credit of the United States for the repayment of the obligation.
iv. Debt obligations of the Washington Metropolitan Area Transit Authority guaranteed by the Secretary of Transportation under Section 9 of the National Capital Transportation Act of 1969.
v. Debt obligations of the Federal Home Loan Banks.
vi. Debt obligations, participations or other instruments of or issued by the Federal National Mortgage Association or the Government National Mortgage Association.
vii. Debt obligations which are or ever have been sold by the Federal Home Loan Mortgage Corporation pursuant to sections 305 or 306 of the Federal Home Loan Mortgage Corporation Act.
viii. Debt obligations of any agency named in 12 U.S.C. § 24(Seventh) as eligible to issue obligations that a national bank may underwrite, deal in, purchase and sell for the bank’s own account, including qualified Canadian government obligations.
ix. Debt obligations of issuers other than those specified in (i) through (viii) above that are “investment grade” and that are “marketable.”  For these purposes, an obligation is:
(a) “marketable” if:
•	it is registered under the Securities Act;
•	it is offered and sold pursuant to Securities and Exchange Commission Rule 144A; 17 CFR 230.144A; or
•	it can be sold with reasonable promptness at a price that corresponds reasonably to its fair value; and
(b) “investment grade” if:
•
the obligor had adequate capacity to meet financial commitments under the security for the projected life of the asset or exposure, which capacity is presumed if the risk of default by the obligor is low and the full and timely repayment of principal and interest is expected.

x. Certificates or other securities evidencing ownership interests in a municipal bond trust structure (generally referred to as a tender option bond structure) that invests in (a) debt obligations of the types described in (i) above or (b) depository receipts reflecting ownership interests in accounts holding debt obligations of the types described in (i) above.
The bonds, notes and other debt securities referenced in A above shall be defined as Eligible Assets.  An asset shall not lose its status as an Eligible Asset solely by virtue of the fact that:
•	it provides for repayment of principal and interest in any form including fixed and floating rate, zero interest, capital appreciation, discount, leases, and payment in kind; or
•	it is for long-term or short-term financing purposes.
B.	Derivatives
i.	Interest rate derivatives;
ii.	Swaps, futures, forwards, structured notes, options and swaptions related to Eligible Assets or on an index related to Eligible Assets; or
iii.	Credit default swaps.
C.	Other Assets
i.
Shares of other investment companies (open- or closed-end funds and ETFs) the assets of which consist entirely of Eligible Assets based on the Investment Adviser’s assessment of the assets of each such investment company taking into account the investment company’s most recent publicly available schedule of investments and publicly disclosed investment policies.

ii.	Cash.
iii.	Repurchase agreements on assets described in A above.
iv.
Assets not otherwise covered in A, B or C above that the Investment Adviser or the Sub-Adviser may determine are in the best interest of shareholders of the Fund to acquire in pursuing a workout arrangement with issuers (of the types described in A above) of defaulted obligations, including, but not limited to, loans to the defaulted issuer or another party pursuant to the workout arrangement, or a debt, equity or other interest in the defaulted issuer or other party.  The Fund agrees that it will only acquire equity securities pursuant to the foregoing provision that it reasonably expects at the time of purchase and sale to hold for a period not to exceed five years from the date of purchase and sale.

D.	Other assets, upon written agreement of the Purchaser that such assets are eligible for purchase by the Purchaser.
2.
The Investment Adviser has instituted policies and procedures that it believes are sufficient to ensure that the Fund and it comply with the representations, warranties and covenants contained in this Exhibit to the Agreement.

3.
The Fund will, upon request, provide the Purchaser and its internal and external auditors and inspectors as the Purchaser may from time to time designate, with all reasonable assistance and access to information and records of the Fund relevant to the Fund’s compliance with and performance of the representations, warranties and covenants contained in this Exhibit to the Agreement, but only for the purposes of internal and external audit.

EXHIBIT C

TRANSFEREE CERTIFICATE
Nuveen Municipal Credit Opportunities Fund
333 W. Wacker Drive; Suite 3300
Chicago, IL 60606
Attention:  Gifford R. Zimmerman,
Legal Department
Ladies and Gentlemen:
Reference is hereby made to the Initial Series B MuniFund Preferred Shares (MFP) Purchase Agreement (the “Purchase Agreement”), dated as of December 30, 2019, between Nuveen Municipal Credit Opportunities Fund, a closed-end fund organized as a Massachusetts business trust (the “Fund”), and Banc Of America Preferred Funding Corporation, a Delaware corporation, including its successors by merger or operation of law (and not merely by assignment of all or part of the Purchase Agreement or transfer of the MFP Shares) (“Banc of America” or the “Transferor”).  Capitalized terms used but not defined herein shall have the meanings given them in the Purchase Agreement.
In connection with the proposed sale by the Transferor of __________________ MFP Shares (the “Transferred Shares”) to the undersigned transferee (the “Transferee”), the undersigned agrees and acknowledges, on its own behalf, and makes the representations and warranties, on its own behalf, as set forth in this certificate (this “Transferee Certificate”) to the Fund and the Transferor:
1. The Transferee certifies to one of the following (check a box):
❑ is a “qualified institutional buyer” (a “QIB”) (as defined in Rule 144A under the Securities Act or any successor provision) (“Rule 144A”) that is a registered closed-end management investment company the common shares of which are traded on a national securities exchange (a “Closed End Fund”), a bank or an entity that is a 100% direct or indirect subsidiary of a bank’s publicly traded holding company (a “Bank”), insurance company or registered open-end management investment company, in each case, to which any offer and sale is being made pursuant to Rule 144A or another available exemption from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act;
❑ it is a tender option bond trust (or similar investment vehicle) in which all investors are QIBs that are Closed-End Funds, Banks, insurance companies, or registered open-end management investment companies; or
❑ it is a person which the Fund has consented in writing to permit to be the holder of the Transferred Shares.
2. The Transferee certifies that it (check a box):
❑ is not a Nuveen Person; or
❑ is a Nuveen Person that after such sale and transfer, would not own more than 20% of the Outstanding MFP Shares; or
❑ is a Nuveen Person that has received the prior written consent of the Fund and the Majority Participants.
3. The Transferee understands and acknowledges that the Transferred Shares are “restricted securities” and have not been registered under the Securities Act or any other applicable securities law, are being offered for sale pursuant to Rule 144A of the Securities Act or another available exemption from registration under the Securities Act, in a manner not involving any public offering with the meaning of Section 4(a)(2) of the Securities Act, and may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities law, pursuant to an exemption therefrom or in a transaction not subject thereto and in each case in compliance with the conditions for transfer set forth in this Transferee Certificate.
4. The Transferee is purchasing the Transferred Shares for its own account for investment, and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act, subject to any requirements of law that the disposition of its property be at all times within its or their control and subject to its or their ability to resell such securities pursuant to Rule 144A or any exemption from registration available under the Securities Act.
5. The Transferee agrees on its own behalf and on behalf of each subsequent holder or owner of the Transferred Shares by its acceptance thereof will agree to offer, sell or otherwise transfer the Transferred Shares only to Persons that are both: (A)(i) Persons that it reasonably believes are QIBs that are registered closed-end management investment companies, the common shares of which are traded on a national securities exchange, Banks, insurance companies or registered open-end management investment companies, in each case, pursuant to Rule 144A or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act, (ii) tender option bond trusts (or similar investment vehicles) in which all investors are Persons such Transferee reasonably believes are QIBS that are registered closed-end management investment companies, the common shares of which are traded on a national securities exchange, banks (or affiliates of banks), insurance companies, or registered open-end management investment companies, or (iii) other investors which the Fund has consented in writing to permit to be a holder of the Transferred Shares and (B) Persons that are either (i) not a Nuveen Person, or (ii) a Nuveen Person, provided that (x) such Nuveen Person would, after such sale and transfer, own not more than 20% of the Outstanding MFP Shares, or (y) the prior written consent of the Fund and the holder(s) of more than 50% of the Outstanding MFP Shares has been obtained.
6. The Transferee acknowledges that the MFP Shares were issued in book-entry form and are represented by one global certificate and that the global certificate representing the MFP Shares (unless sold to the public in an underwritten offering of the MFP Shares pursuant to a registration statement filed under the Securities Act) contains a legend substantially to the following effect:
THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.
THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY ONLY TO PERSONS THAT ARE BOTH (1)(A) A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” THAT IS A REGISTERED CLOSED-END MANAGEMENT INVESTMENT COMPANY, THE COMMON SHARES OF WHICH ARE TRADED ON A NATIONAL SECURITIES EXCHANGE, BANK ENTITIES THAT ARE 100% DIRECT OR INDIRECT SUBSIDIARIES OF BANKS’ PUBLICLY TRADED PARENT HOLDING COMPANIES (COLLECTIVELY, “BANKS”), AN INSURANCE COMPANY OR A REGISTERED OPEN-END MANAGEMENT INVESTMENT COMPANY,  IN EACH CASE, IN AN OFFER AND SALE MADE PURSUANT TO RULE 144A OR ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, IN A MANNER NOT INVOLVING ANY PUBLIC OFFERING WITHIN THE MEANING OF SECTION 4(a)(2) OF THE SECURITIES ACT; (B) A TENDER OPTION BOND TRUST (OR SIMILAR INVESTMENT VEHICLE) IN WHICH ALL INVESTORS ARE PERSONS THE HOLDER REASONABLY BELIEVES ARE QUALIFIED INSTITUTIONAL BUYERS THAT ARE REGISTERED CLOSED-END MANAGEMENT INVESTMENT COMPANIES, THE COMMON SHARES OF WHICH ARE TRADED ON A NATIONAL SECURITIES EXCHANGE, BANKS, INSURANCE COMPANIES, OR REGISTERED OPEN-END MANAGEMENT INVESTMENT COMPANIES; OR (C) A PERSON THAT THE ISSUER OF THE SECURITY HAS APPROVED IN WRITING TO BE THE HOLDER OF THE SECURITY AND (2) PERSONS THAT ARE EITHER (A) NOT A NUVEEN PERSON (AS DEFINED IN THE INITIAL SERIES B MUNIFUND PREFERRED SHARES (MFP PURCHASE AGREEMENT, DATED AS OF DECEMBER 30, 2019), OR (B) A NUVEEN PERSON, PROVIDED THAT (X) SUCH NUVEEN PERSON WOULD, AFTER SUCH SALE AND TRANSFER, OWN NOT MORE THAN 20% OF THE OUTSTANDING SERIES B VRM-MFP SHARES, OR (Y) THE PRIOR WRITTEN CONSENT OF THE FUND AND THE HOLDER(S) OF MORE THAN 50% OF THE OUTSTANDING SERIES B VRM-MFP SHARES HAS BEEN OBTAINED.
THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF SHALL BE DEEMED TO HAVE AGREED THAT, IN CONNECTION WITH ANY TRANSFER OF MFP SHARES, IT IS TRANSFERRING TO THE TRANSFEREE THE RIGHT TO RECEIVE FROM THE FUND ANY DIVIDENDS DECLARED AND UNPAID FOR EACH DAY PRIOR TO THE TRANSFEREE BECOMING THE BENEFICIAL OWNER OF THE MFP SHARES IN EXCHANGE FOR PAYMENT OF THE PURCHASE PRICE FOR SUCH MFP SHARES BY THE TRANSFEREE.

7. The Transferee has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Transferred Shares, and has so evaluated the merits and risks of such investment.  The Transferee is able to bear the economic risk of an investment in the Transferred Shares and, at the present time, is able to afford a complete loss of such investment.
8. The Transferee is not purchasing the Transferred Shares as a result of any advertisement, article, notice or other communication regarding the Transferred Shares published in, nor was it offered the Transferred Shares by, any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to its knowledge, any other general solicitation or general advertisement.
9 The Transferee acknowledges that it has received a copy of the Purchase Agreement and Appendices thereto and agrees to abide by any obligations therein binding on a transferee of the MFP Shares and the confidentiality obligations therein with respect to information relating to the Fund as if it were the Transferor.  The Transferee further acknowledges that the MFP Shares will be subject to Mandatory Tender in connection with Transition Remarketing in accordance with Article 3 of the Variable Rate Mode Supplement, and agrees to cooperate to make any and all MFP Shares then owned by it available on a timely basis for Transition Remarketing.
10. If at any time the Fund is not furnishing information to the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, the Transferee acknowledges that it has been given the opportunity to obtain from the Fund the information referred to in Rule 144A(d)(4) under the Securities Act, and has either declined such opportunity or has received such information and has had access to and has reviewed all information, documents and records that it has deemed necessary in order to make an informed investment decision with respect to an investment in the Transferred Shares and that the Transferee understands the risk and other considerations relating to such investment.
11. The Transferee acknowledges that it has sole responsibility for its own due diligence investigation and its own investment decision relating to the Transferred Shares.  The Transferee understands that any materials presented to the Transferee in connection with the purchase and sale of the Transferred Shares does not constitute legal, tax or investment advice from the Fund.  The Transferee has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with the purchase of the Transferred Shares.
12. The Transferee acknowledges that each of Transferor and the Fund and their respective affiliates and others will rely on the acknowledgments, representations and warranties contained in this Transferee’s Certificate as a basis for exemption of the sale of the Transferred Shares under the Securities Act, under the securities laws of all applicable states, and for other purposes.  The Transferee agrees to promptly notify the Fund and the Transferor if any of the acknowledgments, representations or warranties set forth herein are no longer accurate.
13. This Transferee Certificate shall be governed by and construed in accordance with the laws of the State of New York.
14. The Transferee agrees to provide, together with this completed and signed Transferee Certificate, a completed and signed IRS Form W-9, Form W-8 or successor or equivalent form, as applicable.
[Signature Page Follows.]

The undersigned has provided a completed and signed IRS Form W-9, Form W-8 or successor form, as applicable, and has caused this Transferee’s Certificate to be executed by its duly authorized representative as of the date set forth below.
Date:
Name of Transferee (use exact name in which Transferred Shares are to be registered):

Authorized Signature

Print Name and Title
Address of Transferee for Registration of Transferred Shares:

Transferee’s taxpayer identification number:

EXHIBIT D

INFORMATION TO BE PROVIDED BY THE FUND
Reporting as of:
TOB Floaters:  $
CUSIP	Portfolio Name	Description	Market Value	Par Value	Rating	State
[●]	[●]	[●]	[●]	[●]	[●]	[●]

EXHIBIT E
CAPITALIZATION
The following table sets forth the unaudited Preferred Shares capitalization of the Fund as of November 30, 2019 after giving effect to the transactions contemplated by this Agreement.

	Actual November 30, 2019	As Adjusted November 30, 2019
	(Unaudited)	(Unaudited)
MFP Shares, $100,000 stated value per share, at liquidation value; unlimited Preferred Shares authorized, of which 1,000 are designated as Series A MFP Shares and 2,250 are designated as Series B MFP Shares (1,000 MFP Shares outstanding and 3,250 MFP Shares outstanding, as adjusted, respectively)*	$100,000,000	$325,000,000
Net assets applicable to Common Shares	$803,755,221	$803,755,221**

*	None of these outstanding shares are held by or for the account of the Fund.
**	Assumes a total of $245,000 of the estimated offering costs of the Series B VRM-MFP Shares’ issuance will be amortized over the life of the Series B VRM-MFP Shares.

EXHIBIT F
ADVANCE RATE ASSET COVERAGE
“Aggregate Outstanding Leverage” means, as of any date of calculation of the ARAC Ratio, an amount equal to the sum of:
(a)
the aggregate liquidation preference of the Fund’s “senior securities” (as that term is defined in the 1940 Act) that are stock for purposes of the 1940 Act, excluding, without duplication, any such senior securities for which the Fund has issued a notice of redemption and either has delivered Deposit Securities or sufficient funds (in accordance with the terms of such senior securities) to the paying agent for such senior securities or otherwise has adequate Deposit Securities or sufficient funds on hand for the purpose of such redemption;

(b)	the aggregate principal amount of the Fund’s “senior securities representing indebtedness” (as that term is defined in the 1940 Act);
(c)	the aggregate principal amount outstanding under reverse repurchase agreements entered into by the Fund; and
(d)	the aggregate principal amount of floating rate securities not owned by the Fund that correspond to the associated inverse floating rate securities owned by the Fund.
“ARAC” means advance rate asset coverage.
“ARAC Amount” * means, as of any date of calculation of the ARAC Ratio, an amount equal to the sum of: **
(a)	100% of all cash and cash equivalents, including repurchase agreements;
(b)	75% of the aggregate (i) net asset value of all investments in Municipal Open-End Funds or (ii) Market Value of all investments in Municipal ETFs;
(c)	65% of the aggregate Market Value of all investments in Municipal Closed-End Funds;
(d)	40% of the aggregate Market Value of all investments in Municipal Workout Positions;
(e)	97% of the aggregate Market Value of all investments in Municipal Securities and taxable securities eligible for investment under Rule 2a-7 under the 1940 Act;
(f)	90% of the aggregate Market Value of all investments in pre-refunded Municipal Securities and U.S. government and government agency securities;
(g)	Other Municipal Securities:
(i)	90% of the aggregate Market Value of all investments in short-term Municipal Securities rated at least SP-3 or MIG3 (or the equivalent);
(ii)	84% of the aggregate Market Value of all investments in Municipal Securities rated AA- to AAA (or the equivalent) with a remaining term to maturity of up to ten years;
(iii)	69% of the aggregate Market Value of all investments in Municipal Securities rated AA- to AAA (or the equivalent) with a remaining term to maturity of more than ten years;
(iv)	77% of the aggregate Market Value of all investments in Municipal Securities rated A- to A+ (or the equivalent) with a remaining term to maturity of up to ten years;
(v)	67% of the aggregate Market Value of all investments in Municipal Securities rated A- to A+ (or the equivalent) with a remaining term to maturity of more than ten years;
(vi)	72% of the aggregate Market Value of all investments in Municipal Securities rated BBB- to BBB+ (or the equivalent) with a remaining term to maturity of up to ten years;
(vii)	63% of the aggregate Market Value of all investments in Municipal Securities rated BBB- to BBB+ (or the equivalent) with a remaining term to maturity of more than ten years;
(viii)	50% of the aggregate Market Value of all investments in Municipal Securities rated BB- to BB+ (or the equivalent);
(ix)	47% of the aggregate Market Value of all investments in Municipal Securities rated B- to B+ (or the equivalent) ;
(x)	47% of the aggregate Market Value of all investments in unrated, and not identified as defaulted on Bloomberg, Municipal Securities;
(xi)	44% of the aggregate Market Value of all investments in Municipal Securities rated CCC- to CCC+ (or the equivalent);
(xii)
40% of the aggregate Market Value of  all investments in Municipal Securities rated D (or the equivalent) or identified as defaulted or bankrupt on Bloomberg, where the Market Value is 75% or more of the face value of the investment (or the accreted value, in the case of a zero-coupon bond); and

(xiii)
33% of the aggregate Market Value of all investments in  Municipal Securities rated D (or the equivalent) or identified as defaulted or bankrupt on Bloomberg, where the Market Value is less than 75% of the face value of the investment (or the accreted value, in the case of a zero-coupon bond).

(h)	Other investments as agreed from time to time by the Fund and the Purchaser acting in good faith.

The rating of any investment (e.g., AAA (or the equivalent)) used in determining the ARAC Amount shall be the highest rating assigned to such investment by any of Fitch, Moody’s and S&P.
*Investments (other than cash, cash equivalents and Municipal Open-End Funds) without a Market Value shall not be included in calculating the ARAC Amount.
**Includes Municipal Securities deposited by the Fund into tender option bond trusts (or similar investment vehicles).
“ARAC Ratio” means the ARAC Amount divided by Aggregate Outstanding Leverage, expressed as a percentage.
“Fitch” means Fitch Ratings, Inc., a Delaware corporation, and its successors.
“Minimum ARAC” means, as of each Minimum ARAC Compliance Date, an ARAC Ratio of greater than 100%.
“Municipal Closed-End Fund” means an investment company registered under the 1940 Act sub‑classified as “closed-end company” pursuant to Section 5(a)(2) of the 1940 Act that invests, under normal circumstances, at least 80% of the value of its Assets (as defined in Rule 35d-1 under the 1940 Act) in Municipal Securities.
“Municipal ETF” means an “exchange traded fund” as defined in Rule 6c-11 under the 1940 Act, that invests, under normal circumstances, at least 80% of the value of its Assets (as defined in Rule 35d-1 as under the 1940 Act) in Municipal Securities.
“Municipal Open-End Fund” means an investment company registered under the 1940 Act sub-classified as an “open-end company” pursuant to Section 5(a)(1) of the 1940 Act that invests, under normal circumstances, at least 80% of the value of its Assets (as defined in Rule 35d-1 under the 1940 Act) in Municipal Securities.
“Municipal Workout Position” means a position acquired in pursuing a workout arrangement with a Municipal Security issuer of defaulted obligations, including any interest in the defaulted issuer or other party acquired pursuant to the workout arrangement that is not a fixed-income instrument.
“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and its successors.